Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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RIVERVIEW BANCORP, INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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June 19, 2009

Dear Stockholder:

You are cordially invited to attend the annual meeting of stockholders of Riverview Bancorp, Inc.  The meeting will be held at the Riverview Center, 17205 S.E. Mill Plain Boulevard, Vancouver, Washington, on Wednesday, July 15, 2009 at 10:00 a.m., local time.

The Notice of Annual Meeting of Stockholders and Proxy Statement appearing on the following pages describe the formal business to be transacted at the meeting.  During the meeting, we will also report on our operations.  Directors and officers, as well as a representative of Deloitte & Touche LLP, our independent auditor, will be present to respond to appropriate questions of stockholders.

We would like to remind you of the investment presentation by our trust company, Riverview Asset Management Corp., starting at 9:30 a.m. prior to the annual meeting of stockholders.

It is important that your shares are represented at this meeting, whether or not you attend the meeting in person and regardless of the number of shares you own.  To make sure your shares are represented, we urge you to complete and mail the enclosed proxy card.  If you attend the meeting, you may vote in person even if you have previously mailed a proxy card.

We look forward to seeing you at the meeting.

Sincerely,

/s/Patrick Sheaffer

Patrick Sheaffer
Chairman and Chief Executive Officer

RIVERVIEW BANCORP, INC.
900 WASHINGTON STREET
SUITE 900
VANCOUVER, WASHINGTON 98660
(360) 693-6650

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JULY 15, 2009

Notice is hereby given that the annual meeting of stockholders of Riverview Bancorp, Inc. will be held at the Riverview Center, 17205 S.E. Mill Plain Boulevard, Vancouver, Washington, on Wednesday, July 15, 2009, at 10:00 a.m., local time, for the following purpose:

Proposal 1:	To elect two directors to each serve for a three-year term.

We will also consider and act upon such other matters as may properly come before the meeting or any adjournments or postponements thereof.  As of the date of this notice, we are not aware of any other business to come before the meeting.

The Board of Directors has fixed the close of business on May 21, 2009 as the record date for the annual meeting.  This means that stockholders of record at the close of business on that date are entitled to receive notice of, and to vote at, the meeting and any adjournment thereof.  To ensure that your shares are represented at the meeting, please take the time to vote by signing, dating and mailing the enclosed proxy card which is solicited by the Board of Directors.  The proxy will not be used if you attend and vote at the annual meeting in person.  Regardless of the number of shares you own, your vote is very important.  Please act today.

                                        BY ORDER OF THE BOARD OF DIRECTORS

                                                                                              /s/Phyllis Kreibich

                                                                                                            PHYLLIS KREIBICH
                                                                                              CORPORATE SECRETARY

Vancouver, Washington
June 19, 2009

IMPORTANT: The prompt return of proxies will save us the expense of further requests for proxies in order to ensure a quorum at the meeting. A self-addressed envelope is enclosed for your convenience. No postage is required if mailed in the United States.

PROXY STATEMENT
OF
RIVERVIEW BANCORP, INC.
900 WASHINGTON STREET
SUITE 900
VANCOUVER, WASHINGTON 98660
(360) 693-6650

ANNUAL MEETING OF STOCKHOLDERS
JULY 15, 2009

The Board of Directors of Riverview Bancorp, Inc. is using this Proxy Statement to solicit proxies from our stockholders for use at the annual meeting of stockholders.  We are first mailing this Proxy Statement and the enclosed form of proxy to our stockholders on or about June 19, 2009.

The information provided in this Proxy Statement relates to Riverview Bancorp, Inc. and its wholly-owned subsidiary, Riverview Community Bank.  Riverview Bancorp, Inc. may also be referred to as “Riverview” and Riverview Community Bank may also be referred to as the “Bank.”  References to “we,” “us” and “our” refer to Riverview and, as the context requires, Riverview Community Bank.

INFORMATION ABOUT THE ANNUAL MEETING

Our annual meeting will be held as follows:

Date:	Wednesday, July 15, 2009
Time:	10:00 a.m., local time
Place:	Riverview Center, located at 17205 S.E. Mill Plain Boulevard, Vancouver, Washington

Matters to Be Considered at the Annual Meeting

At the meeting, you will be asked to consider and vote upon the following proposal:

Proposal 1.	Election of two directors of Riverview Bancorp, Inc. to each serve for a three-year term.

We also will transact any other business that may properly come before the annual meeting.  As of the date of this proxy statement, we are not aware of any other business to be presented for consideration at the annual meeting other than the matters described in this proxy statement.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to Be Held on July 15, 2009

Our Proxy Statement and Annual Report to Stockholders, are available at www2.snl.com/irweblinxx/docs.aspx?iid=1032031.com.  The following materials are available for review:

●	Proxy Statement;
•	proxy card; and
•	Annual Report to Stockholders.

Directions to attend the annual meeting, where you may vote in person, can be found online at www2.snl.com/irweblinxx/docs.aspx?iid=1032031.com.

Who is Entitled to Vote?

            We have fixed the close of business on May 21, 2009 as the record date for stockholders entitled to notice of and to vote at our annual meeting.  Only holders of record of Riverview’s common stock on that date are entitled to notice of and to vote at the annual meeting.  You are entitled to one vote for each share of Riverview common stock you own, unless you own more than 10% of Riverview’s outstanding shares.  As provided in our Articles of Incorporation, record holders of common stock who beneficially own in excess of 10% of Riverview’s outstanding shares are not entitled to any vote in respect of the shares held in excess of the 10% limit.  On May 21, 2009, there were 10,923,773 shares of Riverview common stock outstanding and entitled to vote at the annual meeting.

How Do I Vote at the Annual Meeting?

Proxies are solicited to provide all stockholders of record on the voting record date an opportunity to vote on matters scheduled for the annual meeting and described in these materials.  You are a stockholder of record if your shares of Riverview common stock are held in your name.  If you are a beneficial owner of Riverview common stock held by a broker, bank or other nominee (i.e., in “street name”), please see the instructions in the following question.

Shares of Riverview common stock can only be voted if the stockholder is present in person or by proxy at the annual meeting.  To ensure your representation at the annual meeting, we recommend you vote by proxy even if you plan to attend the annual meeting.  You can always change your vote at the meeting if you are a stockholder of record.

Voting instructions are included on your proxy card.  Shares of Riverview common stock represented by properly executed proxies will be voted by the individuals named on the proxy card in accordance with the stockholder’s instructions.  Where properly executed proxies are returned to us with no specific instruction as how to vote at the annual meeting, the persons named in the proxy will vote the shares “FOR” the election of each of our director nominees.  If any other matters are properly presented at the annual meeting for action, the persons named in the enclosed proxy and acting thereunder will have the discretion to vote on these matters in accordance with their best judgment.  We do not currently expect that any other matters will be properly presented for action at the annual meeting.

You may receive more than one proxy card depending on how your shares are held.  For example, you may hold some of your shares individually, some jointly with your spouse and some in trust for your children.  In this case, you will receive three separate proxy cards to vote.

What if My Shares Are Held in Street Name?

If you are the beneficial owner of shares held in street name by a broker, your broker, as the record holder of the shares, is required to vote the shares in accordance with your instructions.  If your common stock is held in street name, you will receive instructions from your broker that you must follow in order to have your shares voted.  Your broker may allow you to deliver your voting instructions via the telephone or the Internet.  Please see the instruction form that accompanies this Proxy Statement.  If you do not give instructions to your broker, your broker may nevertheless vote the shares with respect to discretionary items, but will not be permitted to vote your shares with respect to non-discretionary items, pursuant to current industry practice.  In the case of non-discretionary items, shares not voted are treated as “broker non-votes.”  The proposal to elect directors described in this Proxy Statement is considered a discretionary item under the rules of The Nasdaq Stock Market LLC (“Nasdaq”).

If your shares are held in street name, you will need proof of ownership to be admitted to the annual meeting.  A recent brokerage statement or letter from the record holder of your shares are examples of proof of ownership.  If you want to vote your shares of common stock held in street name in person at the annual meeting, you will have to get a written proxy in your name from the broker, bank or other nominee who holds your shares.

How Will My Shares of Common Stock Held in the Employee Stock Ownership Plan Be Voted?

We maintain an employee stock ownership plan (“ESOP”) for the benefit of our employees.  Each ESOP participant may instruct the ESOP trustee how to vote the shares of Riverview common stock allocated to his or her account under the ESOP by completing the voting instruction card distributed by the ESOP trustee.  If an ESOP participant properly executes the voting instruction card, the ESOP trustee will vote the participant’s shares in accordance with the participant’s instructions.  Unallocated shares of Riverview common stock held by the ESOP and allocated shares for which no voting instructions are received will be voted by the trustee in the same proportion as shares for which the trustee has received voting instructions.  As of the close of business on the voting record date, May 21, 2009,

487,178 shares have been allocated to participants’ accounts.  The trustees of the ESOP are Patrick Sheaffer, Ronald A. Wysaske, John A. Karas and David A. Dahlstrom.  The deadline for returning your voting instructions to the trustees is July 8, 2009.

How Many Shares Must Be Present to Hold the Meeting?

A quorum must be present at the meeting for any business to be conducted.  The presence at the meeting, in person or by proxy, of at least a majority of the shares of Riverview common stock entitled to vote at the annual meeting as of the record date will constitute a quorum.  Proxies received but marked as abstentions will be included in the calculation of the number of shares considered to be present at the meeting.

What if a Quorum Is Not Present at the Meeting?

If a quorum is not present at the scheduled time of the meeting, a majority of the stockholders present or represented by proxy may adjourn the meeting until a quorum is present.  The time and place of the adjourned meeting will be announced at the time the adjournment is taken, and no other notice will be given unless the meeting is adjourned for 120 days or more.  An adjournment will have no effect on the business that may be conducted at the meeting.

Vote Required to Approve Proposal 1: Election of Directors

Directors are elected by a plurality of the votes cast, in person or by proxy, at the annual meeting by holders of Riverview common stock.  Accordingly, the two nominees for election as directors who receive the highest number of votes actually cast will be elected.  Pursuant to our Articles of Incorporation, stockholders are not permitted to cumulate their votes for the election of directors.  Votes may be cast for or withheld from each nominee.  Votes that are withheld will have no effect on the outcome of the election because the nominee receiving the greatest number of votes will be elected.  Our Board of Directors unanimously recommends that you vote “FOR” the election of each of its director nominees.

May I Revoke My Proxy?

You may revoke your proxy before it is voted by:

•	submitting a new proxy with a later date;

•	notifying the Corporate Secretary of Riverview in writing before the annual meeting that you have revoked your proxy; or

•	voting in person at the annual meeting.

If you plan to attend the annual meeting and wish to vote in person, we will give you a ballot at the annual meeting.  However, if your shares are held in street name, you must bring a validly executed proxy from the nominee indicating that you have the right to vote your shares.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of May 21, 2009, the voting record date, information regarding share ownership of:

•
those persons or entities (or groups of affiliated persons or entities) known by management to beneficially own more than five percent of Riverview’s common stock other than directors and executive officers;

•	each director and director nominee of Riverview;

•	each executive officer of Riverview or Riverview Community Bank named in the Summary Compensation Table appearing under “Executive Compensation” below (known as “named executive officers”); and

•	all current directors and executive officers of Riverview and Riverview Community Bank as a group.

Persons and groups who beneficially own in excess of five percent of Riverview’s common stock are required to file with the Securities and Exchange Commission (“SEC”), and provide a copy to us, reports disclosing their ownership pursuant to the Securities Exchange Act of 1934.  To our knowledge, no other person or entity, other than those set forth below, beneficially owned more than five percent of the outstanding shares of Riverview’s common stock as of the close of business on the voting record date.

Beneficial ownership is determined in accordance with the rules and regulations of the SEC.  In accordance with Rule 13d-3 of the Securities Exchange Act, a person is deemed to be the beneficial owner of any shares of common stock if  he or she has voting and/or investment power with respect to those shares.  Therefore, the table below includes shares owned by spouses, other immediate family members in trust, shares held in retirement accounts or funds for the benefit of the named individuals, and other forms of ownership, over which shares the persons named in the table may possess voting and/or investment power.  In addition, in computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to outstanding options that are currently exercisable or exercisable within 60 days after the voting record date are included in the number of shares beneficially owned by the person and are deemed outstanding for the purpose of calculating the person’s percentage ownership.  These shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

Name	Number of Shares Beneficially Owned (1)		Percentage of Shares Outstanding

Beneficial Owners of More Than 5%

Riverview Community Bank Employee Stock Ownership Plan Trust	783,824		7.18
900 Washington Street, Suite 900
Vancouver, Washington 98660

Dimensional Fund Advisors LP (2)	786,237		7.20
1299 Ocean Avenue, 11th Floor
Santa Monica, California 90401

Directors

Gary R. Douglass	56,034		*
Paul L. Runyan	267,253	(3)	2.45
Edward R. Geiger	36,304	(4)	*
Michael D. Allen	32,950		*
Jerry C. Olson	17,288	(5)	*

Named Executive Officers

Patrick Sheaffer**	629,571	(6)	5.76
Ronald A. Wysaske**	199,483	(7)	1.83
John A. Karas	70,286		*
David A. Dahlstrom	60,887		*
Kevin J. Lycklama	14,016		*

All Executive Officers and Directors as a Group (11 persons)	1,393,401		12.76
____________
*	Less than one percent of shares outstanding.
**	Mr. Sheaffer and Mr. Wysaske are also directors of Riverview.

(Footnotes continue on following page)

(1)
The amounts shown include the following shares of common stock which the named individuals have the right to acquire within 60 days of the voting record date through the exercise of stock options granted pursuant to our stock option plans: Mr. Douglass, 8,000 shares; Mr. Runyan, 8,000 shares; Mr. Geiger, 27,996 shares; Mr. Allen, 8,000 shares; Mr. Olson, 4,000 shares; Mr. Sheaffer, 16,000 shares; Mr. Wysaske, 16,000 shares; Mr. Karas, 16,000 shares; Mr. Dahlstrom, 36,000 shares; Mr. Lycklama, 2,000 shares; and all Riverview executive officers and directors as a group, 159,996 shares.

(2)
Based solely on a Schedule 13G/A filed with the SEC on February 9, 2009 reporting sole voting power with respect to 773,741 shares and sole dispositive power with respect to 786,237 shares. Dimensional Fund Advisors LP (“Dimensional”), an investment advisor registered under the Investment Advisors Act of 1940, furnishes investment advice to four investment companies, and serves as investment manager to certain other commingled group trusts and separate accounts. These investment companies, trusts and accounts are the “Funds.” In its role as investment advisor or manager, Dimensional possesses investment and/or voting power over the securities of Riverview that are owned by the Funds, and may be deemed to be the beneficial owner of these shares; however, these securities are owned by the Funds. Dimensional disclaims beneficial ownership of such securities.

(3)	Held jointly with his wife.
(4)	Includes 3,468 shares held jointly with his wife.
(5)	Includes 5,151 shares held jointly with his wife.
(6)	Includes 13,910 shares held with his wife and daughter.
(7)	Includes 33,070 shares held jointly with his wife.

PROPOSAL 1 – ELECTION OF DIRECTORS

Our Board of Directors consists of seven members and is divided into three classes.  Approximately one-third of the directors are elected annually to serve for a three-year period or until their respective successors are elected and qualified.  The table below sets forth information regarding each director of Riverview and each nominee for director.  The Nominating Committee of the Board of Directors selects nominees for election as directors.  All of our nominees currently serve as Riverview directors.  Each nominee has consented to being named in this Proxy Statement and has agreed to serve if elected.  If a nominee is unable to stand for election, the Board of Directors may either reduce the number of directors to be elected or select a substitute nominee.  If a substitute nominee is selected, the proxy holders will vote your shares for the substitute nominee, unless you have withheld authority.  At this time, we are not aware of any reason why a nominee might be unable to serve if elected.

The Board of Directors recommends a vote “FOR” the election of Jerry C. Olson and Gary R. Douglass, each for a three-year term.

Name	Age as of March 31, 2009	Year First Elected or Appointed Director (1)	Term to Expire

BOARD NOMINEES

Jerry C. Olson	67	2007	2012 (2)
Gary R. Douglass	67	1994	2012 (2)

DIRECTORS CONTINUING IN OFFICE

Paul L. Runyan	74	1979	2010
Ronald A. Wysaske	56	1985	2010
Michael D. Allen	67	2001	2010
Patrick Sheaffer	69	1979	2011
Edward R. Geiger	66	1999	2011
_________
(1)	For years prior to 1998, includes service on the Board of Directors of Riverview Community Bank.
(2)	Assuming the individual is re-elected.

Set forth below is the principal occupation of each nominee for director and each director continuing in office.  All nominees and directors have held their present positions for at least five years unless otherwise indicated.

Jerry C. Olson is President and Chief Executive Officer of Olson Engineering, Inc.  A graduate of Oregon State University with a Masters in Forest Engineering, Mr. Olson holds many professional designations including Professional Engineer, Professional Land Surveyor, and Certified Forester.  He is actively involved in many regional and local organizations, including Responsible Growth Forum, Engineering and Surveying Licensing Board, North Country EMS, Association of Washington Business and the Clark College Business Advisory Council.  In addition, Mr. Olson has been on the Board of the Columbia River Economic Development Council, The Building Industry of Clark County, and the Commercial Real Estate Economic Coalition.

Gary R. Douglass is a retired certified public accountant.  Prior to his retirement, he had been in private practice in Camas, Washington since 1978 and retired as a partner of Douglass, Paulson & Lessard, CPAs, PC in April 2004.  He serves on the Board of Directors of Riverview Asset Management Corp. and serves on the Management Committee of Orchard Hills Country Club.

Paul L. Runyan was the owner and operator of Runyan’s Jewelry Store in Camas and White Salmon, Washington from 1954 until his retirement in 2004. He is an active member of numerous civic and community organizations, including the White Salmon Elks, Order of the Eastern Star of the Grand Chapter of Washington and Masonic Lodge in Washougal and White Salmon.  Mr. Runyan owns and operates the Mountain Brook Tree Farm near White Salmon.  He also serves on the Board of Directors of Riverview Asset Management Corp.

Ronald A. Wysaske joined Riverview Community Bank in 1976.  He became President and Chief Operating Officer of the Bank and Riverview in February 2004.  He has been a member of the Board of Directors of the Bank since 1985, and Riverview since its inception in 1997.  Prior to his appointment as President and Chief Operating Officer, he served as Executive Vice President, Treasurer and Chief Financial Officer of the Bank since 1981 and of Riverview since its inception.  He is responsible for the daily operations and the management of Riverview Community Bank.  Mr. Wysaske holds a B.A. and an M.B.A. from Washington State University, and is active in numerous professional, educational and civic organizations.

Michael D. Allen is retired after a 40-year career in the banking industry.  Mr. Allen began his career with Seattle First National Bank in 1964 and progressed through a number of management positions, including serving as Vice President and Credit Supervisor for Southwest Washington.  From 1989 until 1998, Mr. Allen served as Executive Vice President of Northwest National Bank, responsible for commercial and retail banking operations.  During that bank’s pending acquisition by US Bank, Mr. Allen served as President from 1998 until 1999.  He is a past board member of the Southwest Washington Private Industry Council, Identity Clark County, the Vancouver Housing Authority and the Community Housing Resource Center.

Patrick Sheaffer joined Riverview Community Bank in 1963 and has served as Chief Executive Officer since 1976.  He became Chairman of the Board in 1993.  He has been Chairman of the Board and Chief Executive Officer of Riverview since its inception in 1997.  He is responsible for the daily operations and the management of Riverview.  Mr. Sheaffer is active in numerous professional and civic organizations.

Edward R. Geiger is a retired business management and executive search consultant with over 40 years of experience.  Prior to establishing his consulting firm, Mr. Geiger was Corporate Controller at Pacific Telecom, Inc.  His prior experience also includes three other Fortune 500 companies, municipal government and the military.  Mr. Geiger, an inactive certified public accountant, is an active volunteer currently serving on the boards of directors of several non-profit organizations.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS
AND CORPORATE GOVERNANCE MATTERS

Board of Directors

The Boards of Directors of Riverview and Riverview Community Bank conduct their business through Board and committee meetings.  During the fiscal year ended March 31, 2009, the Riverview Board of Directors held eight regular meetings and the Bank Board of Directors held nine regular meetings.  Neither Board held any special meetings during the year ended March 31, 2009.  No director attended fewer than 75% of the total meetings of the Boards and committees on which he served during this period.

Committees and Committee Charters

Riverview’s Board of Directors has standing Audit and Nominating Committees.  Riverview Community Bank’s Board of Directors has standing Executive, Audit, Personnel/Compensation, Compliance and Risk Management, Senior Loan and Nominating Committees.  Riverview’s Board of Directors does not have its own compensation committee because Riverview has no employees.  Riverview’s Audit and Nominating Committees have adopted written charters, copies of which are available on our website at www.riverviewbank.com.

Committees of the Riverview Board of Directors

The Executive Committee consists of Directors Sheaffer (Chairman), Geiger and Olson.  This Committee meets as necessary in between meetings of the full Board of Directors.  The Executive Committee met seven times during the fiscal year ended March 31, 2009.

The Audit Committee consists of Directors Douglass (Chairman), Olson and Runyan, and is responsible for developing and monitoring the audit program.  It also has the sole authority to appoint or replace our independent auditor.  The Committee meets with the independent auditor to discuss the results of the annual audit and quarterly procedures.  The members of the Committee also receive and review all the reports, findings and other information presented to them by the officers regarding financial reporting policies and practices.  Each member of the Audit Committee is “independent,” in accordance with the requirements for companies listed on Nasdaq.  In addition, Mr. Douglass has been designated by the Board of Directors as the “audit committee financial expert,” as defined by the SEC.  The Audit Committee met five times during the fiscal year ended March 31, 2009.

The Nominating Committee consists of Directors Runyan (Chairman), Douglass and Allen, and is responsible for selecting nominees for the election of directors and developing a list of nominees for Board vacancies.  Each member of the Committee is “independent,” in accordance with the requirements for companies quoted on The Nasdaq Stock Market.  The Committee met twice during the fiscal year ended March 31, 2009.

Only those nominations made by the Committee or properly presented by stockholders will be voted upon at the annual meeting.  In its deliberations for selecting candidates for nominees as director, the Nominating Committee considers the candidate’s knowledge of the banking business and involvement in community, business and civic affairs, and also considers whether the candidate would provide for adequate representation of the market area of Riverview Community Bank.  Any nominee for director made by the Committee must be highly qualified with regard to some or all these attributes.  In searching for qualified director candidates to fill vacancies in the Board, the Committee solicits its current Board of Directors for names of potentially qualified candidates.  Additionally, the Committee may request that members of the Board of Directors pursue their own business contacts for the names of potentially qualified candidates.  The Committee would then consider the potential pool of director candidates, select the candidate the Committee believes best meets the then-current needs of the Board, and conduct a thorough investigation of the proposed candidate’s background to ensure there is no past history that would cause the candidate not to be qualified to serve as a Riverview director.  The Committee will consider director candidates recommended by our stockholders.  If a stockholder submits a proposed nominee, the Committee would consider the proposed nominee, along with any other proposed nominees recommended by members of our Board of Directors, in the same manner in which the Committee would evaluate its nominees for director.  For a description of the proper procedure for stockholder nominations, see “Stockholder Proposals and Nominations” in this Proxy Statement.

Committees of the Riverview Community Bank Board of Directors

The Executive Committee, which consists of Directors Sheaffer (Chairman), Geiger and Olson, meets as necessary in between meetings of the full Board of Directors.  This Committee met seven times during the fiscal year ended March 31, 2009.

The Audit Committee consists of Directors Douglass (Chairman), Olson and Runyan, and is responsible for developing and monitoring the audit program.  The Committee meets with the independent auditor to discuss the results of the annual audit and quarterly procedures.  The members of the Committee also receive and review all the reports, findings and other information presented to them by the officers regarding financial reporting policies and practices.  The Audit Committee met five times during the fiscal year ended March 31, 2009.

The Personnel/Compensation Committee consists of Directors Geiger (Chairman), Runyan and Olson.  This Committee determines annual grade and salary levels for Riverview Community Bank employees and establishes personnel policies.  Each member of the Personnel/Compensation Committee is “independent,” in accordance with the requirements for companies listed on Nasdaq.  The Personnel/Compensation Committee met three times during the fiscal year ended March 31, 2009.

The Risk Management Committee consists of Directors Olson (Chairman), Allen, Douglass, Geiger, Runyan, Sheaffer and Wysaske, and Don Sasaki, the Risk Manager of the Bank, who does not vote on matters presented to the Committee.  This Committee is responsible for directing and monitoring the internal audit and compliance programs.  The Risk Management Committee met three times during the fiscal year ended March 31, 2009.

The Senior Loan Committee consists of Directors Sheaffer, Allen and Runyan, and is chaired by Executive Vice President David A. Dahlstrom, who does not vote on matters presented to the Committee.  The Committee reviews and approves all aggregate lending relationships from $4 million to Riverview Community Bank’s internal loan limit.  The Senior Loan Committee met 22 times during the fiscal year ended March 31, 2009.

The Nominating Committee consists of Directors Runyan (Chairman), Douglass and Allen, and is responsible for selecting nominees for the election of directors and developing a list of nominees for Board vacancies.  The Committee met twice during the fiscal year ended March 31, 2009.

Corporate Governance

We are committed to establishing and maintaining high standards of corporate governance.  The Board of Directors is cognizant of its responsibility to comply with the provisions contained in the Sarbanes-Oxley Act of 2002 and the rules and regulations of the SEC adopted thereunder, as well as Nasdaq rules with respect to corporate governance.  The Board and its committees will continue to evaluate and improve our corporate governance principles and policies as necessary and as required.

Code of Ethics.  On January 16, 2008, the Board of Directors revised the Officer and Director Code of Ethics, that had originally been adopted December 17, 2003.  The Code is applicable to each of Riverview’s directors and officers, including the principal executive officer and senior financial officers, and requires individuals to maintain the highest standards of professional conduct.  A copy of the Code of Ethics is available on our website at www.riverviewbank.com.

Communication with the Board of Directors.  The Board of Directors maintains a process for stockholders to communicate with the Board.  Stockholders wishing to communicate with the Board should send any communication to the Corporate Secretary, Riverview Bancorp, Inc., 900 Washington Street, Suite 900, Vancouver, Washington 98660.  Any communication must state the number of shares beneficially owned by the stockholder making the communication.  The Corporate Secretary will forward such communication to the full Board of Directors or to any individual director or directors to whom the communication is directed unless the communication is unduly hostile, threatening, illegal or similarly inappropriate, in which case the Corporate Secretary has the authority to discard the communication or take appropriate legal action.

Annual Meeting Attendance by Directors.  We do not have a policy regarding Board member attendance at annual meetings of stockholders.  All members of the Board of Directors attended the 2008 annual meeting of stockholders.

Related Party Transactions.  Federal regulations require that all loans or extensions of credit to executive officers and directors must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons (unless the loan or extension of credit is made under a benefit program generally available to all other employees and does not give preference to any insider over any other employee) and does not involve more than the normal risk of repayment or present other unfavorable features.  Riverview Community Bank is therefore prohibited from making any new loans or extensions of credit to its executive officers and directors at different rates or terms than those offered to the general public and has adopted a policy to this effect.  The aggregate amount of loans by the Bank to its executive officers and directors was approximately $1.0 million at March 31, 2009.  These loans (i) were made in the ordinary course of business, (ii) were made on substantially the same terms and conditions, including interest rates and collateral, as those prevailing at the time for comparable transactions with the Bank’s other customers and (iii) did not involve more than the normal risk of collectibility or present other unfavorable features when made.  Loans in amounts up to $15.1 million are granted pursuant to Riverview Community Bank’s normal approval procedures.  All loans and aggregate loans to individual directors and executive officers are required to be reviewed by the Executive Committee and reported to the Board.  All loan approval and review procedures are governed by written policies.

Director Independence.  Our common stock is listed on the Nasdaq Global Select Market.  In accordance with Nasdaq requirements, at least a majority of our directors must be independent directors.  The Board has determined that five of our seven directors are independent, as defined by Nasdaq.  Messrs. Allen, Douglass, Geiger, Olson and Runyan are all independent.  Only Patrick Sheaffer, who is our Chairman and Chief Executive Officer, and Ronald A. Wysaske, who is our President and Chief Operating Officer, are not independent.

DIRECTORS’ COMPENSATION

The following table shows the compensation paid to our non-employee directors for the fiscal year ended March 31, 2009.  Compensation for Directors Patrick Sheaffer and Ronald A. Wysaske, who are employees of Riverview Community Bank, is included in the section entitled “Executive Compensation.”

					Change in
					Pension
					Value
					and Non-
				Non-Equity	qualified
	Fees			Incentive	Deferred	All
	Earned			Plan	Compen-	Other
	or Paid	Stock	Option	Compen-	sation	Compen-
	in Cash	Awards	Awards	sation	Earnings	sation	Total
Name	($)	($)	($)(1)	($)	($)(2)	($)(3)	($)

Paul L. Runyan	23,250	--	--	--	28,435	207	51,892
Gary R. Douglass	20,000	--	--	--	10,797	207	31,004
Edward R. Geiger	21,000	--	--	--	--	207	21,207
Michael D. Allen	21,750	--	--	--	6,526	207	28,483
Jerry C. Olson	19,250	--	4,427	--	--	207	23,884
___________
(1)
Represents the dollar amount of expense recognized for financial statement reporting purposes for outstanding awards, calculated pursuant to the provisions of Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment” (“FAS 123R”). For a discussion of valuation assumptions, see Note 15 of the Notes to Consolidated Financial Statements in Riverview’s Annual Report on Form 10-K for the year ended March 31, 2009.

(2)	Consists of earnings on balances in the nonqualified deferred compensation plan.
(3)	Consists of a small gift to directors.

Directors receive an annual retainer of $5,000 and a fee of $1,000 for each Board meeting attended.  Outside directors also receive $250 for each committee meeting attended.  The Personnel/Compensation Committee recommends to the Board of Directors the amount of fees paid for service on the Board.  During the fiscal year ended March 31, 2009, there were no increases in Board or committee meeting fees.

Riverview Community Bank adopted a non-qualified deferred compensation plan in 1986 which permits directors to elect to defer their retainer and monthly fees until retirement with no income tax payable by the director until retirement benefits are received.  We credit an earnings adjustment on assets under the plan based on the rate of the Bank’s average yield in assets for the prior year, less 100 basis points.  For the calendar year ended December 31, 2008, this crediting rate was 7.57%.  Under the current version of the plan, when the participant ceases to be a director, we will pay the director or his designated beneficiaries his plan benefit in a lump sum or in annual installments over ten years, as elected by the director.  This election is made at the same time the director makes his compensation deferral election.  The payment will be based on an amount equal to the balance in the director’s account immediately before the date on which benefits commence, plus interest on the unpaid balance if the payment is made in installments.  Payments shall commence upon the first day of the second year following the year in which the participant ceases to be a director, unless the committee administering the plan elects to commence payment earlier, and earlier payment is permitted by law.  Payments may also be on account of hardship, as defined under the plan.  The estimated liability under the plan is accrued as earned by the director.  At March 31, 2009, our aggregate liability under the plan for directors was $415,000.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Personnel/Compensation Committee.  Because Riverview does not have its own employees, the Personnel/Compensation Committee of Riverview Community Bank is responsible for establishing and monitoring compensation policies, and for evaluating performance and setting salaries.  The Committee is responsible for evaluating the performance of our Chief Executive Officer, while the Chief Executive Officer evaluates the performance of other senior officers of the Bank and makes recommendations to the Committee regarding compensation levels.

Objectives and Overview of the Compensation Program.  Our executive compensation policies are designed to establish an appropriate relationship between executive pay and the annual and long-term performance of Riverview and Riverview Community Bank, to reflect the attainment of short- and long-term financial performance goals, to enhance our ability to attract and retain qualified executive officers, and to align to the greatest extent possible the interests of management and stockholders.  The principles underlying the executive compensation policies include the following:

•	to attract and retain key executives who are vital to our long-term success and are of the highest caliber;

•	to provide levels of compensation competitive with those offered throughout the financial industry and consistent with our level of performance;

•	to motivate executives to enhance long-term stockholder value by building their equity interest in Riverview; and

•	to integrate the compensation program with our annual and long-term strategic planning and performance measurement processes.

The Committee considers a variety of subjective and objective factors in determining the compensation package for individual executives, including: (1) the performance of Riverview and Riverview Community Bank as a whole, with emphasis on annual performance factors and long-term objectives; (2) the responsibilities assigned to each executive; and (3) the performance of each executive of assigned responsibilities as measured by our progress during the year.

Compensation Program Elements.  The Personnel/Compensation Committee focuses primarily on the following four components in forming the total compensation program for our executive officers:

•	base salary;

•	incentive compensation;

●	deferred compensation; and

●	long-term incentive compensation.

The current compensation plans involve a combination of salary, incentive compensation to reward short-term performance, deferred compensation and stock option grants to reward long-term performance.

Base Salary.  The purpose of base salary is to create a secure base of cash compensation for our employees. Salary levels are designed to be competitive within the banking and financial services industries.  In setting competitive salary levels, the Personnel/Compensation Committee regularly evaluates current salary levels by surveying similar institutions in Washington, Oregon, the Northwest and the United States.  The survey analysis focuses primarily on asset size, nature of ownership, type of operation and other common factors.  Specifically, the Committee annually reviews the Northwest Financial Industry Salary Survey prepared by Milliman USA in association with the Washington Bankers Association, the Washington Financial League and the Oregon Bankers Association, covering 164 Northwest financial organizations, and the American Bankers Association Compensation Survey which covers over 420 responding financial institutions nationwide.  We analyze the results of the survey by position, and the midpoint of each position/grade, as it compares to Riverview Community Bank.  Midpoints of each grade for Riverview are compared to midpoints of survey data to determine if grade adjustments are necessary to remain competitive.  In the past, we have used the services of Watson Wyatt to assist in the development of salary and incentive compensation programs.  Riverview engaged Watson Wyatt Worldwide to perform an analysis in 2005.  The final report presented observations of competitive base salaries and short-term incentives.  See “Incentive Compensation Program” for additional information.

Incentive Compensation Program.  We believe it is appropriate to provide individuals who are responsible for managing existing business and/or generating new business with competitive incentive compensation opportunities.  Our incentive compensation plan is designed to provide for incentive compensation with established targets of 40% of salary for the Chief Executive Officer, 50% of salary for the Chief Operating Officer, 35% to 45% of salary for executive vice presidents and 15% to 35% of salary for senior management.  Certain other officers may participate in the plan at a level of 10% to 30% of salary.  The Watson Wyatt review described above included a review of plan objectives, eligibility/participation, award potentials, performance measures and award determination.  Recommendations included suggested participants (key management and loan production employees) and optimal incentives (increase the maximum award potential to two times the salary-at-risk percentage).  By rewarding goals that are exceeded, we truly utilize incentive for growth and are competitive in the marketplace.  The Personnel/Compensation Committee reviewed the recommendations of Watson Wyatt and approved them in 2005.  We may utilize the services of compensation consultants, as needed, to remain fair and competitive in the future.

The Personnel/Compensation Committee approves goals and incentive participation each year.  Individual participant goals and performance modifier targets are communicated to participants in writing in the first quarter of the fiscal year to which the goals apply.  Goals are measured against performance after the end of the fiscal year.  Results are communicated the month following year-end for each participant.  The performance modifier ranges from zero to a maximum of two times the salary at risk percentage.  In making awards under the incentive compensation plan, the Personnel/Compensation Committee, the Chief Operating Officer and Chief Executive Officer or executive officers, as appropriate, review quantifiable data versus a plan approved by the Board.  The plan also provides for subjective evaluation of performance by the Committee, the Chief Operating Officer and Chief Executive Officer or executive officers, as appropriate.

Currently, performance measures include financial objectives such as profitability, loan production, deposit growth and efficiency.  Participant salaries are recorded, with specific goals tied to Riverview Community Bank’s goals for the year, and a percentage of compensation is noted as “salary at risk.”  For example, if the Chief Executive Officer’s salary is $235,937 per year with a 40% salary at risk factor, the opportunity for salary at risk compensation is $94,375 if goals are met at 100%.  The salary at risk is divided into several goals based on annual goals of Riverview and Riverview Community Bank.  A performance modifier is used to determine the percentage of the goal met.  A goal partially met at 88% with a weight factor of 25% of salary at risk would look like this:

$235,937 x 40% salary at risk = $94,375

Goal Weight	Performance Modifier	Result
0.25	0.88	0.22

$94,375 x .22 = $20,763

Performance goals are assessed annually and paid following the fiscal year end.  For the fiscal year ended March 31, 2009, the performance goals for the named executive officers, with the exception of John A. Karas, consisted of profit, loan growth, deposit growth and efficiency ratio.  The actual financial performance goals for all the named executive officers except for Mr. Karas were profit of $9.2 million, loan production of $300 million, deposit growth of $18.5 million and an efficiency ratio of 62%.  Mr. Karas’ actual financial performance goals for the Riverview Asset Management Corp. plan based awards were total revenue of $2.5 million and before tax profit of $930,000.  The weights assigned to each performance goal vary by position, as shown in the table below:

	Performance Goal
Name	Profit	Loan Production	Deposit Growth	Efficiency Ratio

Patrick Sheaffer	25%	25%	25%	25%
Ronald A. Wysaske	25%	25%	25%	25%
David A. Dahlstrom	25%	25%	25%	25%
Kevin J. Lycklama	30%	20%	20%	30%

Mr. Karas, who is the President and Chief Executive Officer of Riverview Asset Management Corp., had 2009  performance goals that consisted of profit, weighted at 70%, and revenue, weighted at 30%.  For all of the named executive officers, the goals had performance modifiers that ranged from zero to two times salary at risk.

For the fiscal year ended March 31, 2009, the corporate and financial performance goals for all of our executive officers, with the exception of Mr. Karas, under the incentive compensation plan were identical.  For the year ended March 31, 2009, the salary at risk results for our named executive officers, with the exception of Mr. Karas, were as follows:

Name	Base Salary (1)	Profit	Loan Production	Deposit Growth	Efficiency	Total	% Salary Eligible

Patrick Sheaffer	$263,884	25%	25%	25%	25%	100%	40%
Performance Modifier	--	--	--	--	--
Incentive Compensation (2)	--	--	--	--	--	--

Ronald A. Wysaske	$227,433	25%	25%	25%	25%	100%	50%
Performance Modifier	--	--	--	--	--
Incentive Compensation (2)	--	--	--	--	--	--

David A. Dahlstrom	$166,692	25%	25%	25%	25%	100%	40%
Performance Modifier	--	--	--	--	--
Incentive Compensation (2)	--	--	--	--	--	--

Kevin J. Lycklama	$110,452	30%	20%	20%	30%	100%	30%
Performance Modifier	--	--	--	--	--
Incentive Compensation (2)	--	--	--	--	--	--
__________
(1)	As of April 1, 2008.
(2)	No incentive compensation was paid to any of our executive officers for the year ended March 31, 2009.

For the year ended March 31, 2009, the salary at risk result for Mr. Karas was as follows:

	Base Salary (1)	Profit	Revenue	Total	% Salary Eligible

John A. Karas	$167,171	70%	30%	100%	40%
Performance Modifier	--	--	--
Incentive Compensation (2)	--	--	--	--
__________
(1)	As of April 1, 2008.
(2)	No incentive compensation was paid to any of our executive officers for the year ended March 31, 2009.

Deferred Compensation.  Officers at the level of senior vice president and above may elect to defer up to 50% of salary and bonus until retirement, with no income tax payable by the officer until retirement benefits are received.  This alternative is available through the non-qualified deferred compensation plan described below in the section entitled “Nonqualified Deferred Compensation.”

Long Term Incentive Compensation.  In connection with Riverview Community Bank’s reorganization into the holding company structure, the Board of Directors adopted the 1998 Stock Option Plan for executive officers, employees and non-employee directors.  This plan was approved by Riverview’s stockholders.  The Board of Directors also adopted the 2003 Stock Option Plan, which was approved by stockholders at the 2003 annual meeting of stockholders.  Under the plans, non-employee directors, executive officers and other employees may receive grants of stock options, although no further options may be granted under the 1998 Stock Option Plan.  We believe that stock ownership by our executives is a significant factor in aligning the interests of the executives with those of stockholders.  Stock option awards are allocated based upon regulatory practices and policies, and the practices of other publicly traded financial institutions as verified by external surveys and are based upon the executive officers’ level of responsibility and contributions to Riverview and Riverview Community Bank.

Stock ownership is also enhanced through participation in our ESOP, under which eligible employees receive an allocation of Riverview stock based on a percentage of eligible wages.  The Board of Directors has appointed an administrative committee of Riverview officers to administer the ESOP and the 401(k) plan, and the named executive officers participate in both of these plans. On an annual basis, Riverview allocates shares to the ESOP, which applies to all eligible participants including the named executive officers. In fiscal year 2009, Riverview contributed 24,633 shares into the ESOP on behalf of eligible participants, and matched the first four percent of participants’ contributions into the 401(k) plan each payroll period.

Allocation of Compensation.  We do not have any specific policies regarding allocation of total compensation between short-term and long-term elements, or cash and non-cash elements. For the year ended March 31, 2009, the composition of total compensation for our named executive officers was as follows:

Type of Compensation	Percentage of Total Compensation

Base salary	83.0
Incentive compensation	--
Deferred compensation earnings	7.4
Long-term incentive and other compensation	9.6

Personnel/Compensation Committee Report

The Personnel/Compensation Committee of Riverview Community Bank’s Board of Directors has submitted the following report for inclusion in this Proxy Statement:

We have reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with management.  Based on the Committee’s review of and the discussion with management with respect to the

Compensation Discussion and Analysis, we recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

The foregoing report is provided by the following directors, who constitute the Personnel/Compensation Committee:

Personnel/Compensation Committee

Edward R. Geiger, Chairman
Paul L. Runyan
Jerry C. Olson

This report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, and shall not otherwise be deemed filed under such acts.

Summary Compensation Table

The following table shows information regarding compensation earned during the fiscal year ended March 31, 2009 for our named executive officers: (1) Patrick Sheaffer, our principal executive officer; (2) Kevin J. Lycklama, our principal financial officer; and (3) our three other most highly compensated executive officers, who are Ronald A. Wysaske, John A. Karas and David A. Dahlstrom.  We did not pay any bonuses in fiscal year 2009, nor do the named executive officers have any restricted stock awards outstanding; therefore, these columns have been deleted from the table below.

Name and Principal Position	Year	Salary ($)	Option Awards ($)(1)	Non-Equity Incentive Plan Compen-sation ($)	Change in Pension Value and Non- qualified Deferred Compen- sation Earnings ($)(2)	All Other Compen- sation ($)(3)	Total ($)

Patrick Sheaffer	2009	263,884	--	--	38,602	37,998	340,484
Chairman and Chief Executive	2008	250,020	--	48,495	36,290	42,968	377,773
Officer	2007	221,021	--	99,600	29,865	41,510	391,996

Ronald A. Wysaske	2009	229,707	--	--	35,551	33,730	298,988
President and Chief Operating	2008	219,119	--	54,106	33,260	36,911	343,396
Officer	2007	201,272	--	111,123	27,289	38,092	377,776

John A. Karas	2009	168,843	--	--	2,347	20,582	191,772
Executive Vice President and	2008	161,090	--	87,957	1,736	23,373	274,156
President and Chief Executive	2007	155,637	--	109,388	1,156	19,552	285,733
Officer of Riverview Asset
Management Corp.

David A. Dahlstrom	2009	168,358	--	--	6,945	11,144	186,447
Executive Vice President and	2008	160,628	--	30,526	5,542	15,200	211,896
Chief Credit Officer	2007	146,671	--	55,256	3,527	19,056	224,510

Kevin J. Lycklama	2009	115,477	1,292	--	546	5,594	122,909
Senior Vice President and	2008	94,653	1,400	5,516	6	5,646	107,221
Chief Financial Officer	2007	71,645	--	11,428	--	2,505	85,578

(Footnotes appear on following page)

(1)
Represents the dollar amount of expense recognized for financial statement reporting purposes for outstanding awards. Amounts are calculated pursuant to the provisions of FAS 123R. For a discussion of valuation assumptions, see Note 15 of the Notes to Consolidated Financial Statements in Riverview’s Annual Report on Form 10-K for the year ended March 31, 2009.

(2)	Consists of earnings on balances in the nonqualified deferred compensation plan.
(3)	Please see the table below for more information on the other compensation paid to our executive officers in the year ended March 31, 2009.

All Other Compensation.  The following table sets forth details of “All other compensation,” as presented above in the Summary Compensation Table.  The amounts reflected constitute contributions by Riverview Community Bank.

Name	ESOP Contribution ($)	401(k) Plan Contribution ($)	Life Insurance Premium ($)	Company Car Allowance ($)	Board Fees ($)	Total ($)

Patrick Sheaffer	2,163	8,592	4,843	8,400	14,000	37,998
Ronald A. Wysaske	2,163	9,245	2,322	6,000	14,000	33,730
John A. Karas	2,163	8,855	3,564	6,000	--	20,582
David A. Dahlstrom	1,714	7,235	2,195	--	--	11,144
Kevin J. Lycklama	1,006	4,336	252	--	--	5,594

Employment and Severance Agreements.  We entered into employment agreements with Messrs. Sheaffer, Wysaske, Dahlstrom and Karas on September 18, 2007.  These agreements expire in three years, but are subject to annual renewal provisions.  For the year ending March 31, 2010, the annual salaries of Messrs. Sheaffer, Wysaske, Karas and Dahlstrom are $263,883, $231,981, $170,514 and $170,025, respectively.  The salaries, which are paid by Riverview Community Bank, must be reviewed annually and may be increased at the discretion of the Board.  The employment agreements also provide that the executives will participate in our salary at risk bonus program and to receive all benefits that we provide to our employees generally.  The employment agreements provide that compensation must be paid in the event of disability, termination without cause, termination by the executive for specified reasons or in the event of a change in control, as described below under “Potential Payments Upon Termination.”

We entered into a change in control agreement with Mr. Lycklama on September 18, 2007.  The agreement expires in three years, but is subject to annual renewal provisions.  The agreement provides for severance payments and continuation of employee benefits in the event of involuntary termination of employment in connection with any change in control of Riverview, as described below under “Potential Payments Upon Termination.”

Grants of Plan-Based Awards

The following table shows information regarding grants of plan-based awards made to our named executive officers for the fiscal year ended March 31, 2009.  We did not grant any equity incentive plan awards, stock awards or other awards.  The amounts below represents the awards that could have been earned pursuant to the incentive compensation plan; however, the named executive officers did not receive any incentive compensation in the fiscal year ended March 31, 2009.

	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)
Name	Threshold ($)	Target ($)	Maximum ($)

Patrick Sheaffer	--	105,554	211,108
Ronald A. Wysaske	--	113,716	227,432
John A. Karas	--	66,868	133,736
David A. Dahlstrom	--	66,677	133,354
Kevin J. Lycklama	--	33,136	66,272
_________
(1)
The performance goals and measurements associated with our executive officers’ non-equity incentive plan that generate the potential awards set forth above are provided in the “Incentive Compensation Program” discussion beginning on page 11.

Outstanding Equity Awards

The following information with respect to outstanding option awards as of March 31, 2009 is presented for the named executive officers.  The named executive officers have no unvested stock awards or equity incentive plan awards outstanding.

Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date

Patrick Sheaffer	03/15/06	16,000	--	12.98	03/15/16
Ronald A. Wysaske	03/15/06	16,000	--	12.98	03/15/16
John A. Karas	03/15/06	16,000	--	12.98	03/15/16
David A. Dahlstrom	03/15/06	16,000	--	12.98	03/15/16
	05/16/02	20,000	--	6.76	05/06/12
Kevin J. Lycklama	03/19/08	2,000	3,000	10.19	03/19/18

Options Exercised and Stock Vested

The named executive officers did not realize any value upon the exercise of stock options or the vesting of restricted stock awards during the year ended March 31, 2009.

Nonqualified Deferred Compensation

The following information is presented with respect to plans that provide for the deferral of compensation on a basis that is not tax-qualified in which the named executive officers participated in the year ended March 31, 2009.

	Executive	Registrant	Aggregate	Aggregate		Aggregate
	Contributions	Contributions	Earnings in	Withdrawals/	Forfeiture	Balance
	in Last FY	in Last FY	Last FY	Distributions	Allocation	at FYE
Name	($)	($)	($)	($)	($)(1)	($)

Patrick Sheaffer	7,000	--	38,602	--	9,581	564,813
Ronald A. Wysaske	14,000	--	35,551	--	8,700	525,959
John A. Karas	9,000	--	2,347	--	213	37,751
David A. Dahlstrom	18,000	--	6,945	--	574	109,020
Kevin J. Lycklama	12,600	--	546	--	--	14,152
_________
(1)	Represents the allocation of withdrawing participants balance subject to 10% forfeiture rules due to early withdrawal that was reallocated to remaining plan participants.

                We currently have two deferred compensation plans in place:  the current plan, under which officers may make contributions; and a frozen plan, under which officers may no longer make contributions.  Under the current plan, officers at the level of senior vice president and above may elect to defer up to 50% of salary and bonus until the time specified by the officer (or upon separation from service or a change in control, if elected by the officer), with no income tax payable by the officer until benefits are received under the deferred compensation plan adopted by Riverview Community Bank.  Once a deferral election is made for a year, it cannot be changed during that year except under limited circumstances, such as hardship or disability.  We credit an earnings adjustment on assets under the plan based on the rate of the Bank’s average yield on assets for the prior year, less 100 basis points.  For the calendar year ended December 31, 2008, this crediting rate was 7.57%.

                Under the current plan, upon the time specified by the officer, or upon an earlier separation from service or a change in control, if elected by the officer when he commences participation in the plan, we will pay the officer or his designated beneficiaries his plan benefit in a lump sum or in annual installments over ten years, as elected by the officer.  Under the frozen plan, payments begin upon the officer's separation from service, regardless of reason, and are made in the form elected by the officer (either lump sum or in annual installments over ten years).  Under both plans, the payment election was made at the same time the officer makes his compensation deferral election.  Under the current plan, the payment election may be changed only if the change election is made sufficiently in advance, generally at least 12 months, and payments are delayed for at least 5 years.  Under both plans, the payment will be based on an amount equal to the balance in the officer’s account immediately before the date on which benefits commence, plus interest, as measured above, on the unpaid balance if the payment is made in installments.  Payments under both plans will be made as described below under “Potential Payments Upon Termination.”  The estimated liability under the plan is accrued as earned by the officer.  At March 31, 2009, our aggregate liability under the plan for the named executive officers was $1,252,000.

Potential Payments Upon Termination

We have entered into agreements with the named executive officers that provide for potential payments upon  disability, termination and retirement.  In addition, our equity plans also provide for potential payments upon termination.  The following table shows, as of March 31, 2009, the value of potential payments and benefits following a termination of employment under a variety of scenarios.

	Disability ($)	Involuntary Termination ($)	Involuntary Termination Following Change in Control ($)	Normal Retirement ($)	Death ($)

Patrick Sheaffer
Employment Agreement	68,044	906,315	1,087,578	--	--
Deferred Compensation Plan	564,813	499,822	499,822	564,813	564,813
Equity Plans	--	--	--	--	--

Ronald A. Wysaske
Employment Agreement	57,404	818,350	982,020	--	--
Deferred Compensation Plan	525,959	525,959	525,959	525,959	525,959
Equity Plans	--	--	--	--	--

John A. Karas
Employment Agreement	42,194	665,240	798,288	--	--
Deferred Compensation Plan	37,751	37,751	37,751	37,751	37,751
Equity Plans	--	--	--	--	--

David A. Dahlstrom
Employment Agreement	42,073	578,477	694,173	--	--
Deferred Compensation Plan	109,020	109,020	109,020	109,020	109,020
Equity Plans	--	--	--	--	--

Kevin J. Lycklama
Change in Control Agreement	--	--	280,536	--	--
Deferred Compensation Plan	14,152	14,152	14,152	14,152	14,152
Equity Plans	--	--	(1)	--	--
________
(1) The exercise price of unvested options was greater than the closing price of Riverview’s common stock on March 31, 2009.

Employment Agreements.  We have entered into employment agreements with Messrs. Sheaffer, Wysaske, Karas and Dahlstrom.  Each agreement provides for payments to the executive upon his disability or termination.  If the executive becomes disabled during the term of his employment agreement, his employment will terminate.  Riverview Community Bank must then pay the executive as disability pay, a bi-weekly payment equal to three-quarters of his bi-weekly rate of base salary on the effective date of the termination, with payments beginning on the effective date of his termination.  The disability pay shall be reduced by the amount, if any, paid to the executive under any plan of the Bank providing disability benefits to the executive.  In addition, the Bank must also cause to be continued life, medical, dental and disability coverage substantially identical to the coverage maintained for the executive prior to the executive’s termination for disability.   The disability payments and coverages will end on the earlier of (1) the date of the executive’s full-time employment by another employer; (2) the executive’s death; or (3) the expiration of the term of the executive’s employment agreement.

            The employment agreements also provides for benefits in the event of the executive’s termination.  If the executive’s employment is terminated for any reason other than a change in control or cause, or the executive terminates his employment for good reason (as defined in the agreement), the Bank must pay the executive a severance benefit in an aggregate amount equal to the sum of the following: (1) base salary due to the executive for the remaining term of his agreement; (2) prorated incentive compensation for the remaining term of his agreement; (3) cash amount equal to employer contributions that would have been made on the executive’s behalf over the remaining term of his agreement to any tax-qualified retirement plan sponsored by the Bank; (4) cash amount equal to the premiums that the Bank would have paid on the executive’s behalf for life, medical, dental and disability coverage over the remaining term of his agreement; and (5) any bonus earned for a prior performance period but not yet paid.  The employment agreements restrict each executive’s right to compete against Riverview or Riverview Community Bank if the executive voluntarily terminates his employment, except in the event of a change in control.

The employment agreements also provide for severance payments and other benefits in the event of an involuntary termination of employment in connection with any change in control of Riverview.  If within 12 months after a change in control, the executive’s employment is terminated other than for cause, or the executive terminates his employment for good reason, we must pay a lump sum severance payment of 2.99 times the executive’s base salary plus an amount equal to the average annual incentive compensation and bonus earned by the executive for the three fiscal years preceding the change in control.  The employment agreements contain provisions requiring reduction of any payments that would be deemed to constitute an excess parachute payment under Section 280G of the Internal Revenue Code.

Change in Control Agreement.  We entered into an agreement that would provide benefits to Mr. Lycklama following a change in control.  If Mr. Lycklama’s employment is terminated by us without cause or he terminates his own employment for good reason within 12 months after a change in control, we must pay him a severance benefit equal to (1) 24 months of his monthly base salary; (2) any incentive compensation not yet paid based on a fiscal year ended; and (3) prorated incentive compensation for the fiscal year in which the termination occurs based on performance through the month ended prior to the date of termination.  In addition, we must provide continued coverage under our existing employer benefit plans for life, medical and disability insurance for a period of three years following the termination of employment; provided, however, that if our benefit plans do not permit continued participation by Mr. Lycklama following termination of employment, we must include in the lump-sum payment an amount equal to the premiums that we would have paid under such benefit plans for his continued participation for a three-year period.

Deferred Compensation Plan.  Each of the named executive officers participates in the Riverview Community Bank Directors’ and Executive Officers’ Deferred Compensation Plan, as described in more detail above on page 16.  The current plan allows the officers to elect to defer up to 50% of salary and bonus until separation from service, with no income tax payable by the officer until benefits are received.  An “override election” can be made in the initial participation agreement and participants may elect to receive payment upon the occurrence of an “override event.”  Participants may elect either or both of the following as an override event: separation from service and/or change in control.  Participants elect in their initial participation agreement either a specific date (lump sum payment) or a fixed schedule of payments (made annually over ten years) starting on a specified date for distribution of their plan benefits.  Distributions will be made in accordance with the participant’s election, other than in the event of a hardship withdrawal, death, disability, cashout of small accounts, required delayed distributions to key employees or the termination of the plan.  Each of the named executive officers elected both separation from service and change in control as an override event, except for Mr. Sheaffer, who made no override election.  There is also a frozen deferred compensation plan, under which contributions may no longer be made.  Payments begin upon the participant's separation from service, regardless of reason, and are made in the form elected by the officer (either lump sum or in annual installments over ten years).  Payments under the frozen plan shall commence on the first day of the second year following the year in which the officer separates from service, unless the committee that administers the plans elects to commence payment earlier, and earlier payment is permitted by law.  Payments may also be on account of hardship, as defined under the plan.

           Equity Plans.  Our 1998 and 2003 Stock Option Plans provide for accelerated vesting of awards in the event of a change in control.  Specifically, if a tender offer or exchange offer for Riverview’s shares is commenced, or if a change in control occurs, unless the committee administering the plan has provided otherwise in the award agreement, all options granted and not fully exercisable shall become exercisable in full upon the happening of that event.

Compensation Committee Interlocks and Insider Participation

The members of the Personnel/Compensation Committee are Directors Geiger, Runyan and Olson.  No members of this Committee were officers or employees of Riverview or any of its subsidiaries during the year ended March 31, 2009, nor were they formerly Riverview officers or had any relationships otherwise requiring disclosure.

AUDIT COMMITTEE MATTERS

Audit Committee Charter.  The Audit Committee operates pursuant to a charter approved by our Board of Directors.  In April 2007, the Board of Directors adopted a revised Audit Committee charter to reflect the new responsibilities imposed by the Sarbanes-Oxley Act of 2002.  The charter sets out the responsibilities, authority and specific duties of the Audit Committee.  The charter specifies, among other things, the structure and membership requirements of the Audit Committee, as well as the relationship of the Audit Committee to the independent auditor, the internal audit department and management.  The Audit Committee reports to the Board of Directors and is responsible for overseeing and monitoring financial accounting and reporting, the system of internal controls established by management and the audit process.

Report of the Audit Committee.  The Audit Committee reports as follows with respect to Riverview’s audited financial statement for the year ended March 31, 2009:

•	The Audit Committee has reviewed and discussed the 2009 audited financial statements with management;

•
The Audit Committee has discussed with the independent auditor, Deloitte & Touche LLP, the matters required to be discussed by Statement on Auditing Standards (“SAS”) No. 61, Communication with Audit Committees, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T;

•
The Audit Committee has received written disclosures and the letter from the independent auditor required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the Audit Committee concerning independence, and has discussed with the independent auditor the auditor’s independence; and

•
The Audit Committee has, based on its review and discussions with management of the 2009 audited financial statements and discussions with the independent auditor, recommended to the Board of Directors that Riverview’s audited financial statements for the year ended March 31, 2009 be included in its Annual Report on Form 10-K.

The foregoing report is provided by the following directors, who constitute the Audit Committee:

Audit Committee:

Gary R. Douglass, Chairman
Jerry C. Olson
Paul L. Runyan

This report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, and shall not otherwise be deemed filed under such acts.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act requires our executive officers and directors, and persons who own more than 10% of any registered class of Riverview’s equity securities, to file reports of ownership and changes in ownership with the SEC.  Executive officers, directors and greater than 10% stockholders are required by regulation to furnish us with copies of all Section 16(a) forms they file.  Based solely on our review of the copies of such forms we have received and written representations provided to us by the above-referenced persons, we believe that during the fiscal year ended March 31, 2009, all filing requirements applicable to our reporting officers, directors and greater than 10% stockholders were properly and timely complied with.

INDEPENDENT AUDITOR

Deloitte & Touche LLP served as our independent auditor for the fiscal year ended March 31, 2009.  The Audit Committee of the Board of Directors has appointed Deloitte & Touche as Riverview’s independent auditor for the fiscal year ending March 31, 2010.  A representative of Deloitte & Touche will be present at the annual meeting to respond to stockholders’ questions and will have the opportunity to make a statement if he or she so desires.

The following table sets forth the aggregate fees billed, or expected to be billed, to Riverview by Deloitte & Touche for professional services rendered for the fiscal years ended March 31, 2009 and 2008.

	Year Ended March 31,
	2009	2008

Audit Fees	$325,000	$310,000
Audit-Related Fees	--	--
Tax Fees	--	--
All Other Fees	--	--

The Audit Committee will establish general guidelines for the permissible scope and nature of any permitted non-audit services to be provided by the independent auditor in connection with its annual review of its charter.  Pre-approval may be granted by action of the full Audit Committee or by delegated authority to one or more members of the Audit Committee.  If this authority is delegated, all approved non-audit services will be presented to the Audit Committee at its next meeting.  In considering non-audit services, the Audit Committee or its delegate will consider various factors, including but not limited to, whether it would be beneficial to have the service provided by the independent auditor and whether the service could compromise the independence of the independent auditor.

STOCKHOLDER PROPOSALS AND NOMINATIONS

In order to be eligible for inclusion in our proxy solicitation materials for next year’s annual meeting of stockholders, any stockholder proposal to take action at such meeting must be received at our main office at 900 Washington Street, Suite 900, Vancouver, Washington 98660, no later than February 19, 2010.  Any such proposals shall be subject to the requirements of the proxy solicitation rules adopted under the Securities Exchange Act.

Our Articles of Incorporation provide that if a stockholder intends to nominate a candidate for election as a director or submit a stockholder proposal, the stockholder must deliver written notice of his or her intention to the Corporate Secretary of Riverview not less than 30 nor more than 60 days prior to the date of a meeting of stockholders; provided, however, that if less than 31 days’ notice of the date of the meeting is given or made to stockholders, such written notice must be delivered to the Corporate Secretary not later than the close of the tenth day following the day on which notice of the meeting was mailed to stockholders.  The notice must set forth certain information specified in our Articles of Incorporation.

MISCELLANEOUS

The Board of Directors is not aware of any business to come before the annual meeting other than those matters described above in this Proxy Statement.  However, if any other matters should properly come before the meeting, it is intended that proxies in the accompanying form will be voted in respect thereof in accordance with the judgment of the person or persons voting the proxies.

We will bear the cost of solicitation of proxies.  In addition to solicitations by mail, our directors, officers and employees may solicit proxies personally or by telephone without additional compensation.

Riverview’s Annual Report to Stockholders, which includes the Annual Report on Form 10-K as filed with the SEC, has been mailed to stockholders as of the close of business on the voting record date.  Any stockholder who has not received a copy of the Annual Report may obtain a copy by writing to the Corporate Secretary.  The Annual Report is not to be treated as part of the proxy solicitation material or as having been incorporated herein by reference.

BY ORDER OF THE BOARD OF DIRECTORS

                                                            /s/Phyllis Kreibich

PHYLLIS KREIBICH
CORPORATE SECRETARY

Vancouver, Washington
June 19, 2009

REVOCABLE PROXY
RIVERVIEW BANCORP, INC.

ANNUAL MEETING OF STOCKHOLDERS
JULY 15, 2009

The undersigned hereby appoints the official Proxy Committee of the Board of Directors of Riverview Bancorp, Inc. (“Riverview”) with full powers of substitution, as attorneys and proxies for the undersigned, to vote all shares of common stock of Riverview which the undersigned is entitled to vote at the annual meeting of stockholders, to be held at the Riverview Center, 17205 S.E. Mill Plain Boulevard, Vancouver, Washington, on Wednesday, July 15, 2009, at 10:00 a.m., local time, and at any and all adjournments or postponements thereof, as indicated.

VOTE
		FOR	WITHHELD

1.	The election as directors of the nominees listed below	[ ]	[ ]
(except as marked to the contrary below)

Jerry C. Olson
Gary R. Douglass

INSTRUCTIONS: To withhold your vote for any
individual nominee, write the nominee’s name on
the line below.

2.	In their discretion, upon such other matters as may properly come before the meeting.

The Board of Directors recommends a vote “FOR” the election of the nominees listed above.

This proxy will be voted as directed, but if no instructions are specified, this proxy will be voted for the election of the nominees listed above.  If any other business is presented at such meeting, this proxy will be voted by those named in this proxy in their best judgment.  At the present time, the Board of Directors knows of no other business to be presented at the meeting.  This proxy also confers discretionary authority on the Board of Directors to vote with respect to the election of any person as director where the nominee is unable to serve or for good cause will not serve, and matters incident to the conduct of the 2009 annual meeting.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

Should the undersigned be present and elect to vote at the annual meeting or at any adjournment or postponement thereof and after notification to the Corporate Secretary of Riverview at the meeting of the stockholder’s decision to terminate this proxy, then the power of said attorneys and proxies shall be deemed terminated and of no further force and effect.

The undersigned acknowledges receipt from Riverview, prior to the execution of this proxy, of the Notice of Annual Meeting of Stockholders, a Proxy Statement for the annual meeting of stockholders, and the 2009 Annual Report to Stockholders.

Dated: ___________________, 2009

PRINT NAME OF STOCKHOLDER	PRINT NAME OF STOCKHOLDER

SIGNATURE OF STOCKHOLDER	SIGNATURE OF STOCKHOLDER

Please sign exactly as your name appears on the enclosed card.  When signing as attorney, executor, administrator, trustee or guardian, please give your full title.  If shares are held jointly, only one signature is required, but each holder should sign, if possible.

Please complete, date, sign and mail this proxy promptly in the enclosed postage-prepaid envelope.